Exhibit 10.1

Special Meeting of the Board

of Directors of mPhase Technologies, Inc.

A Special Meeting of the Board of Directors of mPhase Technologies, Inc. (the “Company”) was held by telephone on Tuesday January 28, 2019 at 11: 00 A.M. Present at the meeting by telephone were Messrs. Anshu Bhatnagar and Ronald Durando . The foregoing persons represent a majority of the Board of Directors of the Company

Mr. Bhatnagar acted as chairman of the meeting. Mr. Durando acted as Secretary of the meeting. Mr. Bhatnagar then set forth the purpose of the meeting. He stated as follows:

The purpose of the meeting is to elect Martin Smiley as interim Chief Financial Officer of the Company effective January 29, 2019. Mr. Smiley was the Chief Financial Officer of the Company prior to his resignation effective January 11, 2019.

Upon motion duly made and seconded

The Board of Directors approved the following:

RESOLVED, that Mr. Martin Smiley, having an address at 12 Sycamore Drive, Westport, Connecticut 06880 is elected the Chief Financial Officer of the Company to implement SEC filings and other matters on an interim basis.

There being no further business to be conducted at this Meeting upon motion duly made by Mr. Bhatnagar and seconded by Mr. Durando the meeting was adjourned.

/s/ Ronald Durando
Ronald Durando
Director

/s/ Anshu Bhatnagar
Anshu Bhatnagar
Director